Exhibit 21.1

Subsidiaries of SmileDirectClub, Inc.

Name of Subsidiary	Jurisdiction of Incorporation
SDC Financial LLC	Tennessee*
SmileDirectClub, LLC	Tennessee
Access Dental Lab, LLC	Tennessee
Access Dental Lab TX, LLC	Tennessee
CATM, LLC	Delaware
CATC Holdings, LLC	Delaware
SDC Holding, LLC	Tennessee
SmileDirectClub, Sociaded Anónima	Costa Rica
SDC Plane, LLC	Delaware
SDC U.S. SmilePay SPV	Delaware
SDC Canada, Inc.	Canada
SmileDirectClub UK Ltd	England and Wales
SmileDirectClub AUS pty Ltd	Australia

*To be converted to a Delaware entity prior to consummation of the offering